Exhibit 99.1

Pier 1 Imports, Inc. Reiterates Fourth Quarter and Full-Year Fiscal 2017 Financial Guidance

FORT WORTH, Texas--(BUSINESS WIRE)--February 7, 2017--Pier 1 Imports, Inc. (NYSE:PIR) today reiterated its financial guidance for the fourth quarter and full fiscal year ending February 25, 2017.

“Customers responded positively to our seasonal and holiday assortments in December and our team has been performing well at all levels of the business again this quarter,” said Terry E. London, Interim President and Chief Executive Officer. “In particular, our store associates are doing a great job of engaging our customers and providing them with outstanding service and a unique shopping experience. Additionally, our January clearance event was successful and readies us for the transition to fresh spring goods this month. Strong execution across the board enabled us to achieve slightly positive comparable sales growth of 0.6% quarter-to-date through January.”

Jeffrey N. Boyer, Executive Vice President and Chief Financial Officer, added, “We feel confident about our positioning for spring, which builds on our merchandising, marketing and promotional strategies which helped drive improved performance at Pier 1 Imports during the second half of fiscal 2017. We will provide formal guidance for fiscal 2018 when we report our fourth quarter and fiscal 2017 financial results in April.”

Fourth Quarter and Full-Year Fiscal 2017 Financial Guidance

The Company reiterated the following financial guidance for the fiscal 2017 fourth quarter and full year:

Guidance Metric	4th Quarter	Full Year
· Comparable sales growth (contraction) (%):	(1%) to 1%	(2%) to Flat
· Net sales growth (contraction) (%):	(3%) to (1%)	(4%) to (2%)
· Merchandise margin (% of net sales):	Approximately 56% to 57%	Approximately 56.5% to 57.5%
· SG&A expenses:	Approximately $145 million to $150 million	Approximately $585 million to $590 million
· Marketing spend:	Approximately $25 million	Approximately $105 million
· Depreciation:		Approximately $56 million
· Corporate tax rate:		Approximately 34%
· Earnings per share (GAAP):	$0.26 to $0.30	$0.30 to $0.34
· Adjusted earnings per share (non-GAAP):	$0.28 to $0.32	$0.37 to $0.41
· Fully diluted share count:		Approximately 81 million shares
· Capital expenditures:		Approximately $48 million

The Company’s adjusted earnings per share guidance excludes estimated costs of approximately $2 million in the fourth quarter and $10 million for full-year fiscal 2017 related to the departure of the Company’s former Chief Executive Officer.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). All financial data in this press release is estimated and represents the most current information available to the Company’s management, as results for fiscal February 2017 and financial closing procedures for the fourth quarter and full year are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the three- and twelve-month periods ended February 25, 2017, and actual results may differ materially from these estimates as a result of the completion of normal quarter- and year-end accounting procedures and adjustments, which could result in changes to these estimates.

The Company believes that the non-GAAP financial measures referenced in this press release allow management and investors to understand and compare results in a more consistent manner for the three- and twelve-month periods ended February 25, 2017, and February 27, 2016. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

Management believes merchandise margin is a meaningful indicator of the Company’s performance which provides useful information to investors regarding its financial condition and results of operations. Merchandise margin represents the result of adding back delivery and fulfillment net costs and store occupancy costs to gross profit. Management uses merchandise margin, together with financial measures prepared in accordance with GAAP to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income or gross profit as a measure of operating performance. Due to the preliminary nature of our fourth quarter and year-end results, a reconciliation to the most directly comparable GAAP measure cannot be presented without unreasonable effort.

This press release also references forward-looking adjusted earnings per share, which exclude the impact of severance and other charges related to the departure of the Company’s former Chief Executive Officer in fiscal 2017. Management believes this non-GAAP financial measure is useful in comparing the Company’s year-over-year operating performance. Forward-looking adjusted earnings per share should be considered supplemental and not a substitute for the Company’s net income and earnings per share results reported in accordance with GAAP.

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to, the fact that the Company has not completed the fourth quarter of fiscal 2017, the Company’s fiscal year-end financial closing procedures are not complete and therefore actual results may differ from estimated results, the effectiveness of the Company’s marketing campaigns, promotional strategies and customer databases, consumer spending patterns, inventory levels and values, the Company’s ability to implement planned cost control measures, expected benefits from the real estate optimization initiative, including cost savings and increases in efficiency, changes in foreign currency values relative to the U.S. Dollar and the Company’s ability to retain a new CEO. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083